Contact:
Investors & Financial Media: Mitch Gellman (949) 260-8328 ir@simpletech.com	Media: Elaine Marshall (949) 260-8219 emarshall@simpletech.com

SIMPLETECH ANNOUNCES SECOND QUARTER 2005 RESULTS EXCEED PREVIOUS

GUIDANCE

— OEM BUSINESS GROWS 42% SEQUENTIALLY; GROSS PROFIT MARGIN INCREASES —

SANTA ANA, Calif., August 8, 2005 — SimpleTech, Inc. (Nasdaq: STEC), a designer, manufacturer and marketer of custom and open-standard memory and storage solutions based on Flash memory, DRAM and hard disk drive technologies, today announced its financial results for the second quarter ended June 30, 2005.

Revenue for the second quarter of 2005 was $70.3 million, exceeding our previous revenue guidance of $63 million to $66 million. Revenue for the second quarter of 2005 increased 15% from $61.2 million for the first quarter of 2005 and increased 24% from $56.5 million for the second quarter of 2004. Gross profit margin increased to 18.2% for the second quarter of 2005, compared to 17.9% for the first quarter of 2005 and 14.6% for the second quarter of 2004. Diluted earnings per share was $0.04 for the second quarter of 2005, compared to diluted earnings per share of $0.02 for the first quarter of 2005 and diluted earnings per share from continuing operations of $0.02 for the second quarter of 2004. Our previous guidance for diluted earnings per share for the quarter was in the range of $0.02 to $0.03. Order backlog increased to $17.9 million at June 30, 2005, compared to $14.0 million at March 31, 2005, and $11.0 million at June 30, 2004.

During the second quarter of 2005, the company repurchased 630,922 shares of common stock under its previously announced $15 million stock repurchase program at an average price including commissions of $3.71. Since inception of the stock repurchase program in June 2004, the company has repurchased an aggregate of approximately 3.9 million shares of common stock at an average price including commissions of $3.84 per share, for an aggregate purchase price including commissions of approximately $14.9 million.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 54% of total revenue in the second quarter of 2005, compared to 44% in the first quarter of 2005 and 42% in the second quarter of 2004. OEM Division revenue was $38.1 million in the second quarter of 2005, an increase of 42% from $26.9 million in the first quarter of 2005 and an increase of 61% from $23.6 million in the second quarter of 2004.

Consumer Division

Revenue from Consumer Division customers comprised 46% of total revenue in the second quarter of 2005, compared to 56% in the first quarter of 2005 and 58% in the second quarter of 2004. Consumer Division revenue was $32.2 million in the second quarter of 2005, a decrease of 6% from $34.3 million in the first quarter of 2005 and a decrease of 2% from $32.9 million in the second quarter of 2004.

Business Outlook

“I am especially pleased with our results and achievements for the second quarter of 2005,” said Manouch Moshayedi, chairman and CEO of SimpleTech, Inc.

“During the first half of 2005, we faced transitional challenges as we introduced modules based on the latest DRAM technology. Our OEM stacked DRAM memory module revenue decreased from a high of $30.8 million in the fourth quarter of 2004, to $16.0 million in the first quarter of 2005, and rebounded to $22.9 million in the second quarter of 2005. We expect our stacked memory business to remain difficult to project for the next several quarters.

“Earlier today, we announced the acquisition of privately-held Memtech, SSD Corp., a leading provider of ultra-rugged and reliable solid state Flash drives for the customized Flash memory market. This acquisition is reflective of our commitment to the OEM Flash market and our effort to increase revenues and profitability through internal growth and strategic acquisitions.

“During the past several years we have expanded our custom design capabilities of Flash products for OEM applications. OEM Flash product revenue increased 47% from $4.9 million in the first quarter of 2005 to $7.2 million in the second quarter of 2005. Based on our Memtech acquisition and numerous OEM Flash product qualifications obtained in recent months, we expect OEM Flash product revenue to continue to grow in the second half of 2005 and into 2006.

“We have invested significantly in the design, development and initial launch of our SimpleShare product line of network attached storage (NAS) external drives. During the second quarter of 2005, we began to see positive results from our investment in our storage product line as revenue from storage products increased 53% from $5.5 million in the first quarter of 2005 to $8.4 million in the second quarter of 2005. In recent months, we have reached agreements with several U.S. retailers to launch sales of our storage products. We expect significant deployment by the fourth quarter of 2005.

“We continued to increase our gross profit margin in the second quarter of 2005, surpassing 18.0% for the first time since 2002.

“I am enthused about our execution to date on several of our key growth initiatives for 2005 and 2006. Although we are expecting continued revenue momentum for our OEM Flash and storage product segments late in 2005 and into 2006, we are projecting third quarter 2005 revenue and earnings to remain relatively flat compared to the second quarter of 2005. Additionally, we expect our gross profit margin to continue to increase in the third quarter of 2005.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the second quarter of 2005. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, manufactures and markets custom and open-standard memory and storage solutions based on Flash memory, DRAM and hard disk drive technologies. Headquartered in Santa Ana, California, the company offers a comprehensive line of over 2,500 products and specializes in developing high-density memory modules, memory cards and storage drives. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investor” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the expected volatility of our OEM DRAM business for the next several quarters, expected growth of our OEM Flash and storage product revenue in the second half of 2005 an into 2006, expected increase of gross profit margin in the third quarter of 2005, our acquisition of Memtech, our efforts to increase revenues and profitability through internal growth and strategic transactions, excitement about the execution of several key growth initiatives for 2005 and 2006, and revenue and earnings guidance for the third quarter of 2005.

Actual results may differ materially from the results predicted. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: integration issues, costs and unanticipated expenditures related to the acquisition of Memtech, Memtech products may not perform in the manner anticipated, we may not realize the anticipated benefits of the acquisition of Memtech, the cost of raw materials may fluctuate widely in the future, we may continue to experience delays in the qualification process of our latest generation stacked memory modules, our growth initiatives may not be successfully implemented, slower than expected expansion of our international business, the impact of the implementation in 2006 of new accounting rules related to the expensing of stock options, excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit, DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation, interruptions of or delays in supply from the semiconductor manufacturing facilities that supply products to us, higher than expected operating expenses, new and changing technologies limiting the applications of our products, our inability to become more competitive in new and existing markets, our backlog may not result in future revenues, our inability to maintain and increase market share, difficulty competing in sectors characterized by aggressive pricing and low margins, higher than anticipated product returns, inventory write-downs, price protection and rebate charges, new customer and supplier relationships may not be implemented successfully and we may not repurchase any additional shares under our previously announced stock repurchase plan. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2005	December 31, 2004
ASSETS:
Current Assets:
Cash, cash equivalents and marketable securities	$60,537	$83,318
Accounts receivable, net of allowances of $748 at June 30, 2005 and $993 at December 31, 2004	39,745	37,047
Inventory, net	32,293	19,002
Deferred income taxes	1,658	1,515
Other current assets	3,835	2,663

Total current assets	138,068	143,545
Furniture, fixtures and equipment, net	5,531	6,146
Intangible assets	333	373
Deferred income taxes	2,299	3,345

Total assets	$146,231	$153,409

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$18,375	$16,553
Accrued and other liabilities	4,845	5,428

Total liabilities	23,220	21,981
Shareholders’ Equity:
Common stock	45	47
Additional paid-in capital	109,808	121,193
Retained earnings	13,158	10,188

Total shareholders’ equity	123,011	131,428

Total liabilities and shareholders’ equity	$146,231	$153,409

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues	$70,268	$56,509	$131,516	$122,799
Cost of revenues	57,477	48,248	107,741	103,014

Gross profit	12,791	8,261	23,775	19,785

Operating expenses:
Sales and marketing	6,018	4,142	11,398	9,195
General and administrative	3,102	2,149	6,181	5,077
Research and development	1,616	970	2,903	1,814

Total operating expenses	10,736	7,261	20,482	16,086

Operating income	2,055	1,000	3,293	3,699
Interest income	417	202	852	401

Income from continuing operations before provision for income taxes	2,472	1,202	4,145	4,100
Provision for income taxes	537	347	1,175	1,574

Income from continuing operations	$1,935	$855	$2,970	$2,526
Loss from discontinued operations before benefit for income taxes		(4,668)		(7,115)
Benefit for income taxes		(1,940)		(3,013)

Loss from discontinued operations		$(2,728)		$(4,102)

Net income (loss)	$1,935	$(1,873)	$2,970	$(1,576)

Net income (loss) per share:
Basic:
Continuing operations	$0.04	$0.02	$0.07	$0.05
Discontinued operations		(0.06)		(0.08)

Total	$0.04	$(0.04)	$0.07	$(0.03)

Diluted:
Continuing operations	$0.04	$0.02	$0.06	$0.05
Discontinued operations		(0.06)		(0.08)

Total	$0.04	$(0.04)	$0.06	$(0.03)

Shares used in computation of net income (loss) per share:
Basic	44,638	47,908	45,613	47,869

Diluted	45,772	49,632	46,897	49,957